EXHIBIT (A) (15)

Contact:  George V. Hager, Jr.
          Senior Vice President & Chief Financial Officer
          (610) 444-6350

         GENESIS ELDERCARE CORP. ANNOUNCES RECEIPT OF STATE REGULATORY
              APPROVALS AND EXTENDS TENDER OFFER FOR COMMON STOCK


Kennett Square, PA - October 7, 1997 - Genesis ElderCare Corp. announced today that it has received all state regulatory approvals the receipt of which are conditions to the consummation of its tender offer for shares of common stock of The Multicare Companies, Inc.

Genesis ElderCare Corp. also announced that it has extended the period during which the tender offer will remain open to 7:00 p.m., New York City time, on Wednesday, October 8, 1997 and expects to consummate the tender offer at such time. No assurance can be given, however, that such consummation will take place or that the tender offer will not be further extended.

As of the close of business on October 6, 1997, approximately 27.3 million shares of common stock of Multicare had been validly tendered in connection with the tender offer.

Genesis ElderCare Corp. was formed by Genesis Health Ventures, Inc. (NYSE:GHV), The Cypress Group L.L.C. and TPG Partners II, L.P. to acquire Multicare.

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